SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 20, 2008

TGC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32472	74-2095844
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

101 E. Park Blvd., Suite 955

Plano, TX 75074

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 881-1099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Indemnification Agreements

On October 20, 2008, TGC Industries, Inc. (“TGC” or the “Company”) entered into indemnification agreements (the “Indemnification Agreements”) with all of its directors: William J. Barrett, Edward L. Flynn, Herbert M. Gardner, Allen T. McInnes, Stephanie P. Hurtt, and Wayne A.  Whitener; and also with the Company’s Vice Presidents, Daniel G. Winn and James K. Brata.  Under each Indemnification Agreement, in exchange for service to the Company and its affiliates by each director and officer, the Company has agreed to indemnify each director and officer who is involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, initiated against the director or officer as a result of his or her service to the Company against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the action.  Messrs. Barrett, Flynn, Gardner, McInnes, Winn, and Whitener all had previous indemnification agreements dated August 26, 2005, that have been replaced by these new Indemnification Agreements.  Ms. Hurtt had a previous indemnification agreement dated May 14, 2008, that has been replaced by a new Indemnification Agreement.  A form of the Indemnification Agreement is being furnished as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02  Termination of a Material Definitive Agreement.

Indemnification Agreements

See Item 1.01 “Entry into a Material Definitive Agreement – Indemnification Agreements” regarding the fact that Messrs. Barrett, Flynn, Gardner, McInnes, Winn, and Whitener had indemnification agreements dated  August 26, 2005, and that Ms. Hurtt had an indemnification agreement dated May 14, 2008, all of which were replaced on October 20, 2008, by a new Indemnification Agreement for each of Messrs. Barrett, Flynn, Gardner, McInnes, Winn, and Whitener, and Ms. Hurtt.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1  Form of TGC Industries, Inc. Director and Officer Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TGC INDUSTRIES, INC.

Date: October 21, 2008	By:	/s/ Wayne A. Whitener
Wayne A. Whitener
President and CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of TGC Industries, Inc. Director and Officer Indemnification Agreement.